Exhibit 10.1

AMPLIPHI BIOSCIENCES CORPORATION

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between AmpliPhi Biosciences Corporation, a Washington corporation (the “Company”), and Wendy S. Johnson (“Consultant”), on September 3, 2015 (the “Execution Date”), and shall be deemed to be effective as of July 1, 2015 (the “Effective Date”). The Company and Consultant previously entered into that certain Interim Chief Operating Officer Agreement, dated September 18, 2014, as amended on January 15, 2015 (the “Prior Consulting Agreement”), and desire for this Agreement to set forth the parties’ rights and obligations with respect to Consultant’s provision of services to the Company as a consultant in lieu of the Prior Consulting Agreement, effective on the Effective Date. In consideration of the mutual promises contained herein, the parties agree as follows:

1.           Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2.           Confidentiality.

(a)           Definition. “Confidential Information” means any and all information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by Consultant before or after the execution of this Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Company and its affiliates, or pertaining in any manner to any person or entity to whom the Company owes a duty of confidentiality. Confidential Information includes, but is not limited to, the following types of information and materials: (i) trade secrets, inventions, ideas, processes, formulas, algorithms, pre-clinical and clinical data, formulations, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, business methods, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) sensitive personnel information including the skills and compensation of other employees of the Company; and (iv) any other information or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company. Consultant understands that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Consultant further understands that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved.

(b)           Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party except as reasonably required to perform the Services and under appropriate confidentiality agreements. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

(c)           Former Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

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(d)           Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e)           Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control.

3.           Ownership.

(a)           Assignment. Consultant agrees that all inventions (whether or not patentable), copyrightable material, notes, records, drawings, designs, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services under this Agreement (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

(b)           Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

(c)           Pre-Existing Materials. Attached as Exhibit B is a list describing with particularity all inventions, improvements, developments, concepts, discoveries or other proprietary information which were (i) made by Consultant prior to becoming a consultant to the Company and (ii) could reasonably be deemed to be in or related to the business of the Company (collectively referred to as “Prior Inventions”), which belong solely to Consultant or belong to Consultant jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Consultant represents that there are no such Prior Inventions. Subject to Section 3(a), Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any Prior Invention owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such Prior Invention into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

(d)           Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3(a), then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

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4.           Conflicting Obligations. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant’s violation of this Section 4 will be considered a breach of a material provision of this Agreement under Section 6(b)(i)(1).

5.           Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress.

6.           Term and Termination.

(a)         Term. This Agreement is effective as of the Effective Date and will terminate on the earlier of (i) July 1, 2016 or (ii) termination as provided in Section 6(b) below. The term of this Agreement may be extended upon mutual written agreement of the parties.

(b)        Termination.

(i)	Termination by the Company.

(1) For Cause. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement. Such right to terminate this Agreement for cause shall be in addition to any other remedies available to the Company at law or in equity.

(2) Without Cause. The Company may terminate this Agreement for any reason, or no reason, upon at least 90 days’ prior written notice to Consultant; provided, however, in no event may the effective date of any termination pursuant to this Section 6(b)(i)(2) occur before March 31, 2016.

(ii)	Termination by Consultant.

(1) For Cause. Consultant may terminate this Agreement upon written notice to the Company if the Company is in breach of any material provision of this Agreement and does not cure the breach within thirty (30) days following receipt of written notice thereof from Consultant. Such right to terminate this Agreement for cause shall be in addition to any other remedies available to Consultant at law or in equity.

(2) Without Cause. Consultant may terminate this Agreement for any reason, or no reason, upon at least 45 days’ prior written notice to the Company.

(c)         Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(i)           The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

(ii)           Section 2 (Confidentiality), Section 3 (Ownership), Section 6 (Term and Termination—Survival), Section 7 (Independent Contractor; Benefits) and Section 9 (Miscellaneous) will survive termination of this Agreement.

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7.           Independent Contractor; Benefits.

(a)         Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an employee of the Company. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

(b)         Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8.           Indemnification Agreement. The Company and Consultant acknowledge that the Company and Consultant have entered into that certain Indemnification Agreement, dated June 1, 2014 (the “Indemnification Agreement”), and that nothing herein is intended to limit or modify the parties’ rights or obligations under the Indemnification Agreement.

9.           Miscellaneous.

(a)           Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia without regard to conflicts of law rules.

(b)           Assignability. Consultant may not sell, assign or delegate any rights or obligations under this Agreement without the express prior written consent of the Company. The Company may assign (i) this Agreement to a Company affiliate or (ii) this Agreement in the event of a merger, acquisition or sale of all or substantially all of the assets of the Company. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Any attempted assignment in violation of this provision will be null and void.

(c)           Entire Agreement. This Agreement and the Indemnification Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written and oral agreements between the parties regarding the subject matter hereof and thereof. The Company and Consultant hereby agree that the Prior Consulting Agreement shall be deemed to have been in continuous effect from the effective date thereof to the Effective Date. Effective on the Effective Date, the Prior Consulting Agreement is hereby terminated and of no further force or effect; provided, however, nothing in the foregoing will relieve either party of any obligations accrued under the Prior Consulting Agreement prior to the Effective Date, nor will it affect the survival of any provision intended to survive the termination of the Prior Consulting Agreement.

(d)           Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

(e)           Notices. Any notice or other communication required or permitted by this Agreement must be in writing and must be (i) mailed by nationally recognized overnight courier, with written verification of delivery, (ii) sent by email or facsimile, or (iii) delivered by hand to the party to whom such notice is required or permitted to be given. If mailed by overnight courier, any such communication will be considered to have been given one (1) business day after it was mailed, as evidenced by written verification from such courier. If delivered by email or facsimile, any such communication will be considered to have been given on the day of its transmission if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day. If delivered by hand, any such communication will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address, email address and facsimile number for notice to either party will be as shown on the signature page of this Agreement. Either party may change its mailing address, email address or facsimile number by notice as provided by this Section 9(e).

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(f)           Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

(g)           Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

(h)           Amendments. This Agreement may be amended or waived only upon written consent of the Consultant and the Company.

(i)           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

AmpliPhi Biosciences Corporation

By:	/s/ Michael Scott Salka
Name:	Michael Scott Salka
Title:	Chief Executive Officer

Address:

Email:	mss@ampliphibio.com

Consultant

By:	/s/ Wendy S. Johnson
Wendy S. Johnson

Address:

Email:	Wendy@geminiwest.net

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EXHIBIT A

SERVICES AND COMPENSATION

1.           Services. Consultant shall serve as the interim Chief Operating Officer of the Company and shall perform the duties, and have the responsibilities, that are customary for persons serving in such office. Consultant will provide the Services on an as-needed basis during the term of the Agreement, subject to a minimum commitment of 120 hours per month (the “Minimum Services”).

Consultant will report to the Chief Executive Officer of the Company.

2.           Compensation.

Monthly Fees:

The Company will pay Consultant a monthly fee of $25,000 for Services performed during the term of the Agreement, subject to proration on an hourly basis in the event Consultant does not provide the Minimum Services for any calendar month. The monthly fees will be payable in arrears, subject to Consultant complying with Consultant's obligation to submit invoices as described below. The Company’s payment obligations for Services performed by Consultant during the term of the Agreement will be net of any compensatory payments made by the Company to Consultant as of the Execution Date.

The Company will reimburse Consultant for reasonable travel and other business expenses incurred by Consultant in the performance of her duties, consistent with the Company’s reimbursement policies. Consultant will provide receipts to the Company documenting such expenses.

Consultant agrees to provide the Company with an invoice for fees and expenses due in respect of the Services supplied on the 1st day of each month, commencing October 1, 2015. The Company agrees to pay each such invoice within 30 days of it being received and approved.

Additional Cash Payment:

The Company will pay Consultant the applicable cash payment(s) specified below upon the achievement of the applicable milestone(s), in each case, subject to the Agreement remaining in effect as of the applicable milestone achievement date:

Milestone*	Cash Payment	Payment Timing
Milestone A: Dosing, on or before December 31, 2015, of the first patient in the first clinical trial initiated by the Company after the Effective Date.	$175,000	Within 10 days following the achievement of Milestone A.
Milestone B: Dosing, after December 31, 2015 but before March 31, 2016, of the first patient in the first clinical trial initiated by the Company after the Effective Date.	$75,000	Within 10 days following the achievement of Milestone B.
Milestone C: Dosing, before March 31, 2016, of the first patient in the second clinical trial initiated by the Company after the Effective Date, provided such second clinical trial and/or the first clinical trial contemplated by Milestones A and B above is conducted under a U.S. IND.	$25,000	Within 10 days following the achievement of Milestone C.

* For clarity, Milestone A and Milestone B above will be mutually exclusive.

Option Grant:

Subject to approval by the Company’s Board of Directors (the “Board”) or an authorized committee thereof, Consultant will be granted, under the Company’s Stock Incentive Plan, a stock option to purchase a number of shares of common stock equal to 0.5% of the total number of outstanding shares of common stock of the Company on the Effective Date, which option will vest as follows:

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•	50% of the shares subject to the option will vest on an equal monthly basis over the 12 months following the Effective Date, subject, in each case, to the Agreement remaining in effect as of the applicable vesting date; and

•	50% of the shares subject to the option will vest upon the achievement of Milestone A or Milestone B above, subject to the Agreement remaining in effect as of the achievement of such milestone.

The per share exercise price of the option will be the fair market value of the Company’s common stock on the date of grant, as determined by the Board or an authorized committee thereof.

3.           Other Engagements. Consultant may accept other consulting assignments, and engage in other business activities, so long as they do not interfere with her obligations under this Agreement.

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EXHIBIT B

LIST OF PRIOR INVENTIONS EXCLUDED UNDER SECTION 3(C)

Title	Date	Identifying Number or Brief Description

☒	No inventions or improvements

☐	Additional Sheets Attached

Signature of Consultant:	/s/ Wendy S. Johnson

Print Name of Consultant:	Wendy S. Johnson